Exhibit 99

Best Buy Reports First Quarter Results

Comparable Sales Decreased 8.0% Compared to 37.2% Growth in Q1 FY22

GAAP Diluted EPS of $1.49

Non-GAAP Diluted EPS of $1.57

MINNEAPOLIS, May 24, 2022 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended April 30, 2022 (“Q1 FY23”), as compared to the 13-week first quarter ended May 1, 2021 (“Q1 FY22”).

	Q1 FY23	Q1 FY22
Revenue ($ in millions)
Enterprise	$10,647	$11,637
Domestic segment	$9,894	$10,841
International segment	$753	$796
Enterprise comparable sales % change[1]	(8.0)%	37.2%
Domestic comparable sales % change[1]	(8.5)%	37.9%
Domestic comparable online sales % change[1]	(14.9)%	7.6%
International comparable sales % change[1]	(1.4)%	27.8%
Operating Income
GAAP operating income as a % of revenue	4.3%	6.6%
Non-GAAP operating income as a % of revenue	4.6%	6.4%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$1.49	$2.32
Non-GAAP diluted EPS	$1.57	$2.23

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“I am incredibly proud of our teams’ ability to develop and execute plans to adapt to the changing environment over the past two years and to the more recent macro-economic conditions,” said Corie Barry, Best Buy CEO. “Even with the expected slowdown this year, we continue to be in a fundamentally stronger position than we were before the pandemic from both a revenue and operating income rate perspective. We are confident in the strength of our business and excited about what lies ahead. We have a unique value creation opportunity and are investing now, as we have successfully invested ahead of change in our past, to ensure we’re ready to meet the needs of our customers and employees and retain our unique position in our industry.”

Barry continued, “As we shared at our Investor Update in March, we expected our FY23 financial results to be softer than last year as we lap stimulus and other government support, the CE industry cycles the last two years of unusually strong demand, and we continue to invest in our future. In addition, we planned for increased promotional activity and higher supply chain expenses.”

“Therefore, the drivers of our Q1 financial results were largely as expected,” continued Barry. “Macro conditions worsened since we provided our guidance in early March which resulted in our sales being slightly lower than our expectations. Those trends have continued into Q2 and, as a result, we are revising our sales and profitability expectations for the year.”

FY23 Financial Guidance

Best Buy CFO Matt Bilunas said, “We are revising our full-year financial guidance to reflect our best estimate of how the year will play out based on the trends we have been seeing over the past several weeks and our forecast for the back half of the year at this point in time. We will continue to proactively navigate this rapidly changing environment, balancing the day-to-day operations with our commitment to our long-term strategy and growth initiatives.”

Bilunas continued, “As it relates specifically to Q2 FY23, we anticipate that our comparable sales and the year-over-year decline in our non-GAAP operating income rate will both be very similar to our first quarter results. Also, as a reminder, last year’s second quarter included a one-time diluted earnings per share benefit of approximately $0.47 from a lower effective tax rate.”

The company is updating its FY23 financial guidance to the following:

•	Revenue of $48.3 billion to $49.9 billion, compared to the prior outlook of $49.3 billion to $50.8 billion
•	Comparable sales decline of 3.0% to 6.0%, compared to the prior outlook of a decline of 1.0% to 4.0%
•	Enterprise non-GAAP operating income rate[2] of approximately 5.2% to 5.4%, compared to the prior outlook of approximately 5.4%
•	Non-GAAP effective income tax rate[2] of approximately 24.0%, compared to the prior outlook of approximately 24.5%
•	Share repurchases of approximately $1.5 billion, which remains unchanged
•	Non-GAAP diluted EPS[2] of $8.40 to $9.00, compared to the prior outlook of $8.85 to $9.15

Domestic Segment Q1 FY23 Results

Domestic Revenue

Domestic revenue of $9.89 billion decreased 8.7% versus last year primarily driven by a comparable sales decline of 8.5%.

From a merchandising perspective, the company had comparable sales declines across almost all categories, with the largest drivers on a weighted basis being computing and home theater.

Domestic online revenue of $3.06 billion decreased 14.9% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 30.9% versus 33.2% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 21.9% versus 23.3% last year. The lower gross profit rate was primarily due to: (1) lower services margin rates, including pressure associated with the Best Buy Totaltech membership offering; (2) lower product margin rates, including increased promotions; and (3) higher supply chain costs. These pressures were partially offset by higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.74 billion, or 17.6% of revenue, versus $1.84 billion, or 16.9% of revenue, last year. On a non-GAAP basis, SG&A was $1.72 billion, or 17.4% of revenue, versus $1.82 billion, or 16.8% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to lower incentive compensation expense, which was partially offset by higher advertising and increased expense in support of the company’s health initiatives.

International Segment Q1 FY23 Results

International Revenue

International revenue of $753 million decreased 5.4% versus last year. This decrease was primarily driven by the exit of operations in Mexico in FY22 and a comparable sales decline of 1.4% in Canada.

International Gross Profit Rate

International GAAP gross profit rate was 24.3% versus 23.7% last year. On a non-GAAP basis, the gross profit rate was 24.3% versus 23.0% last year. The higher GAAP and non-GAAP gross profit rates were primarily driven by a larger percentage of revenue from the higher margin services category in Canada. The GAAP gross profit rate in FY22 also included a $6 million benefit associated with more favorable than expected inventory markdowns in Mexico.

International SG&A

International SG&A was $149 million, or 19.8% of revenue, versus $152 million, or 19.1% of revenue, last year. SG&A decreased primarily due to the company’s exit of its Mexico operations.

Share Repurchases and Dividends

In Q1 FY23, the company returned a total of $654 million to shareholders through share repurchases of $455 million and dividends of $199 million.

Today, the company announced its board of directors has authorized the payment of a regular quarterly cash dividend of $0.88 per common share. The quarterly dividend is payable on July 5, 2022, to shareholders of record as of the close of business on June 14, 2022.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 24, 2022. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. On November 24, 2020, the company announced its decision to exit its operations in Mexico. As a result, all revenue from Mexico operations has been excluded from the comparable sales calculation beginning in fiscal December FY21. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP operating income rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "estimate," "expect," "guidance," "intend," "outlook," "plan," "project" and other words and terms of similar meaning. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: the duration and scope of the COVID-19 pandemic and its resurgences and the impact on demand for our products and services; levels of consumer confidence; interruptions and other supply chain issues; any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S.; macroeconomic pressures in the markets in which we operate (including but not limited to the effects of COVID-19, increased levels of inventory loss due to organized crime, petty theft or otherwise, fluctuations in housing prices, energy markets, and jobless rates and those related to the conflict in Ukraine); future outbreaks, catastrophic events, health crises and pandemics; susceptibility of our products to technological advancements, product life cycles and launches; conditions in the industries and categories in which we operate; changes in consumer preferences, spending and debt; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion strategies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our company transformation; our mix of products and services; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties); our reliance on our information technology systems; our dependence on internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including tax statutes and regulations); risks arising from our international activities (including those related to the conflict in Ukraine); failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended
April 30, 2022		May 1, 2021
Revenue	$10,647	$11,637
Cost of sales	8,294	8,922
Gross profit	2,353	2,715
Gross profit %	22.1%	23.3%
Selling, general and administrative expenses	1,890	1,988
SG&A %	17.8%	17.1%
Restructuring charges	1	(42)
Operating income	462	769
Operating income %	4.3%	6.6%
Other income (expense):
Investment income (expense) and other	(5)	3
Interest expense	(6)	(6)
Earnings before income tax expense and equity in income of affiliates	451	766
Income tax expense	110	172
Effective tax rate	24.4%	22.4%
Equity in income of affiliates	-	1
Net earnings	$341	$595

Basic earnings per share	$1.50	$2.35
Diluted earnings per share	$1.49	$2.32

Weighted-average common shares outstanding:
Basic	226.8	253.1
Diluted	228.4	256.7

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	April 30, 2022	May 1, 2021
Assets
Current assets:
Cash and cash equivalents	$640	$4,278
Short-term investments	-	60
Receivables, net	804	850
Merchandise inventories	6,258	5,721
Other current assets	613	359
Total current assets	8,315	11,268
Property and equipment, net	2,251	2,233
Operating lease assets	2,704	2,563
Goodwill	1,385	986
Other assets	596	655
Total assets	$15,251	$17,705

Liabilities and equity
Current liabilities:
Accounts payable	$5,492	$6,360
Unredeemed gift card liabilities	284	297
Deferred revenue	1,101	734
Accrued compensation and related expenses	336	493
Accrued liabilities	771	978
Short-term debt	-	110
Current portion of operating lease liabilities	636	654
Current portion of long-term debt	15	15
Total current liabilities	8,635	9,641
Long-term operating lease liabilities	2,121	1,983
Long-term liabilities	558	694
Long-term debt	1,170	1,229
Equity	2,767	4,158
Total liabilities and equity	$15,251	$17,705

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	April 30, 2022	May 1, 2021
Operating activities
Net earnings	$341	$595
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation and amortization	224	216
Restructuring charges	1	(42)
Stock-based compensation	39	37
Other, net	12	6
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	238	210
Merchandise inventories	(297)	(90)
Other assets	4	(6)
Accounts payable	(1,296)	(630)
Income taxes	63	113
Other liabilities	(713)	(304)
Total cash provided by (used in) operating activities	(1,384)	105

Investing activities
Additions to property and equipment	(215)	(161)
Purchases of investments	(1)	(90)
Other, net	3	(2)
Total cash used in investing activities	(213)	(253)

Financing activities
Repurchase of common stock	(455)	(927)
Dividends paid	(199)	(175)
Other, net	4	13
Total cash used in financing activities	(650)	(1,089)

Effect of exchange rate changes on cash and cash equivalents	2	5
Decrease in cash, cash equivalents and restricted cash	(2,245)	(1,232)
Cash, cash equivalents and restricted cash at beginning of period	3,205	5,625
Cash, cash equivalents and restricted cash at end of period	$960	$4,393

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	April 30, 2022	May 1, 2021
Revenue	$9,894	$10,841
Comparable sales % change	(8.5)%	37.9%
Comparable online sales % change	(14.9)%	7.6%
Gross profit	$2,170	$2,526
Gross profit as a % of revenue	21.9%	23.3%
SG&A	$1,741	$1,836
SG&A as a % of revenue	17.6%	16.9%
Operating income	$429	$734
Operating income as a % of revenue	4.3%	6.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,170	$2,526
Gross profit as a % of revenue	21.9%	23.3%
SG&A	$1,719	$1,816
SG&A as a % of revenue	17.4%	16.8%
Operating income	$451	$710
Operating income as a % of revenue	4.6%	6.5%

	Three Months Ended
International Segment Results	April 30, 2022	May 1, 2021
Revenue	$753	$796
Comparable sales % change	(1.4)%	27.8%
Gross profit	$183	$189
Gross profit as a % of revenue	24.3%	23.7%
SG&A	$149	$152
SG&A as a % of revenue	19.8%	19.1%
Operating income	$33	$35
Operating income as a % of revenue	4.4%	4.4%

International Segment Non-GAAP Results[1]
Gross profit	$183	$183
Gross profit as a % of revenue	24.3%	23.0%
SG&A	$149	$152
SG&A as a % of revenue	19.8%	19.1%
Operating income	$34	$31
Operating income as a % of revenue	4.5%	3.9%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Computing and Mobile Phones	43%	44%	(10.5)%	27.3%
Consumer Electronics	29%	30%	(9.7)%	45.9%
Appliances	16%	15%	2.9%	66.6%
Entertainment	6%	6%	(13.6)%	32.1%
Services	5%	5%	(12.4)%	33.2%
Other	1%	-%	26.0%	N/A
Total	100%	100%	(8.5)%	37.9%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Computing and Mobile Phones	46%	50%	(7.9)%	36.5%
Consumer Electronics	28%	27%	3.8%	23.9%
Appliances	9%	9%	9.4%	28.9%
Entertainment	8%	8%	(7.5)%	12.2%
Services	7%	4%	31.4%	7.8%
Other	2%	2%	(3.9)%	7.6%
Total	100%	100%	(1.4)%	27.8%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	April 30, 2022			May 1, 2021
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$2,170	$183	$2,353	$2,526	$189	$2,715
% of revenue	21.9%	24.3%	22.1%	23.3%	23.7%	23.3%
Restructuring - inventory markdowns[1]	-	-	-	-	(6)	(6)
Non-GAAP gross profit	$2,170	$183	$2,353	$2,526	$183	$2,709
% of revenue	21.9%	24.3%	22.1%	23.3%	23.0%	23.3%

SG&A	$1,741	$149	$1,890	$1,836	$152	$1,988
% of revenue	17.6%	19.8%	17.8%	16.9%	19.1%	17.1%
Intangible asset amortization[2]	(22)	-	(22)	(20)	-	(20)
Non-GAAP SG&A	$1,719	$149	$1,868	$1,816	$152	$1,968
% of revenue	17.4%	19.8%	17.5%	16.8%	19.1%	16.9%

Operating income	$429	$33	$462	$734	$35	$769
% of revenue	4.3%	4.4%	4.3%	6.8%	4.4%	6.6%
Restructuring - inventory markdowns[1]	-	-	-	-	(6)	(6)
Intangible asset amortization[2]	22	-	22	20	-	20
Restructuring charges[3]	-	1	1	(44)	2	(42)
Non-GAAP operating income	$451	$34	$485	$710	$31	$741
% of revenue	4.6%	4.5%	4.6%	6.5%	3.9%	6.4%

Effective tax rate			24.4%			22.4%
Restructuring charges[3]			-%			0.1%
Non-GAAP effective tax rate			24.4%			22.5%

	Three Months Ended			Three Months Ended
	April 30, 2022			May 1, 2021
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
Diluted EPS			$1.49			$2.32
Restructuring - inventory markdowns[1]	$-	$-	-	$(6)	$(6)	(0.02)
Intangible asset amortization[2]	22	17	0.08	20	15	0.05
Restructuring charges[3]	1	1	-	(42)	(31)	(0.12)
Non-GAAP diluted EPS			$1.57			$2.23

(1)Represents inventory markdown adjustments recorded within cost of sales associated with the exit from operations in Mexico.

(2)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology.

(3)Represents adjustments to previously planned organizational changes and higher-than-expected retention rates in the Domestic segment and charges and subsequent adjustments associated with the exit from operations in Mexico in the International segment.

(4)The non-GAAP adjustments primarily relate to the U.S., UK and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for all U.S. non-GAAP items for all periods presented. There is no income tax charge for UK and Mexico non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	April 30, 2022[1]	May 1, 2021[1]
Net earnings	$2,200	$2,234
Total assets	18,370	18,955
ROA	12.0%	11.8%

Non-GAAP Return on Investment ("ROI")	April 30, 2022[1]	May 1, 2021[1]
Numerator
Operating income	$2,732	$2,931
Add: Non-GAAP operating income adjustments[2]	104	287
Add: Operating lease interest[3]	108	110
Less: Income taxes[4]	(721)	(815)
Add: Depreciation	793	768
Add: Operating lease amortization[5]	654	665
Adjusted operating income after tax	$3,670	$3,946

Denominator
Total assets	$18,370	$18,955
Less: Excess cash[6]	(2,275)	(4,434)
Add: Accumulated depreciation and amortization[7]	6,687	7,152
Less: Adjusted current liabilities[8]	(10,136)	(9,752)
Average invested operating assets	$12,646	$11,921

Non-GAAP ROI	29.0%	33.1%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule in this earnings release.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.